UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 4, 2015

COMSTOCK RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF NEVADA	001-03262	94-1667468
(State or other jurisdiction incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 Town And Country Boulevard
Suite 500
Frisco, Texas 75034
(Address of principal executive offices)

(972) 668-8800
(Registrant's Telephone No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 4 2015, Comstock Resources, Inc. (the "Company") and its wholly-owned subsidiaries entered into a Purchase Agreement (the "Purchase Agreement") with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers named therein, in connection with a private offering of $700.0 million aggregate principal amount of the Company's 10% Senior Secured Notes due 2020.  The notes and the related subsidiary guarantees will be secured by a first priority lien on substantially all of the Company's and its subsidiaries' assets, subject to payment priority in favor of the lenders under a new credit facility described below.  Closing of the sale of the notes is expected to occur on March 13, 2015, subject to satisfaction of customary closing conditions.

Concurrent with the pricing of the notes, the Company has entered into a new $50.0 million revolving credit facility, which is also expected to close concurrent with the closing of the sale of the notes.

The Company intends to use the net proceeds from the offering of the Unsecured Notes of approximately $685.0 million (after deducting underwriting discounts and commissions and estimated expenses) to repay outstanding borrowings under its existing bank credit facility, at which time it will be terminated, and for general corporate purposes.

The foregoing description of the Purchase Agreement and the Credit Agreement are qualified in their entirety by reference to such Purchase Agreement and Credit Agreement, copies of which are filed herewith as Exhibits 10.0 and 10.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1
Purchase Agreement dated March 4, 2015 among Comstock Resources, Inc., its wholly owned subsidiaries and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers named therein.

Exhibit 10.2	Credit Agreement dated March 4, 2015, among Comstock Resources, Inc., Bank of Montreal as Administrative Agent and Issuing Bank and Bank of America, N.A. as Syndication Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COMSTOCK RESOURCES, INC.

Dated: March 9, 2015	By:	/s/ ROLAND O. BURNS
Roland O. Burns
President and Chief Financial Officer